Exhibit 99.1

Media Contact:
Sean Reid
Cognos, 613-738-1440
Sean.reid@cognos.com

Investor Relations:
John Lawlor
613-738-3503
john.lawlor@cognos.com

Cognos Appoints Former IBM Executive Janet Perna to Board of Directors

OTTAWA, ON and BURLINGTON, MA, March 30, 2006 — Cognos (Nasdaq: COGN; TSX: CSN), the world leader in business intelligence (BI) and corporate performance management (CPM), today announced the appointment of Janet Perna to the company’s board of directors.

Ms. Perna is the former general manager, information management for IBM’s software group. In that position, Ms. Perna played a lead role in establishing IBM as a market leader in database, enterprise content management, and information integration —increasing information management revenue by more than 150 percent during that period. Previously, Ms. Perna held several increasingly senior positions within IBM’s software development and IT management organizations.

“Janet brings to our board more than three decades of experience in the enterprise software market,” said Ron Zambonini, chairman of the Cognos board of directors. “She has a proven track record for building and leading a world-class technology organization, and I am confident that Janet will make a tremendous contribution to the Cognos board.”

About Cognos:

Cognos, the world leader in business intelligence and corporate performance management, delivers software and services that help companies drive, monitor and understand corporate performance.

Cognos delivers the next level of competitive advantage — Corporate Performance Management (CPM) — achieved through the strategic application of BI on an enterprise scale. Our integrated CPM solution helps customers drive performance through planning; monitor performance through scorecarding; and understand performance through business intelligence.

Cognos serves more than 23,000 customers in over 135 countries. Cognos enterprise business intelligence solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

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Cognos and the Cognos logo are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Note to Editors: Copies of previous Cognos press releases and Corporate and product information are available on the Cognos Web site at www.cognos.com, and at PR Newswire’s site at www.prnewswire.com.

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